Exhibit 99.1

Eton Pharmaceuticals Announces Acceptance for Filing of New Drug Application for Orphan Drug Dehydrated Alcohol Injection

- Application Assigned a PDUFA Date of May 27, 2021

- Dehydrated Alcohol Injection Market Estimated to be Greater Than $100 Million Annually

- Application has Received Orphan Drug Designation for Methanol Poisoning

DEER PARK, Ill., October 8, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases, today announced the U.S. Food and Drug Administration (FDA) has accepted for filing the company’s new drug application (NDA) for dehydrated alcohol injection. The application has been assigned a Prescription Drug User Fee Act (PDUFA) date of May 27, 2021.

Eton’s application previously received orphan drug designation for the treatment of methanol poisoning and is expected to receive seven years of market exclusivity upon its approval.

The U.S. market for dehydrated alcohol injection is estimated to be greater than $100 million annually and the drug is currently only supplied by a single manufacturer1.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases. The company currently owns or receives royalties from three FDA-approved approved products, including ALKINDI® SPRINKLE, Biorphen®, and Alaway® Preservative Free, and has six additional products in its late-stage pipeline, including five that have been submitted to the FDA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

1Based on IQVIA data’s average of 130,928 units annually from 2016-2019 and the current market WAC price of $995 per unit

Company Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740